Exhibit 99.1

INMUNE BIO INC. ANNOUNCES USPTO ALLOWANCE OF KEY PATENT COVERING ITS DN-TNFα PLATFORM TECHNOLOGY FOR TREATING CANCER

La Jolla, CA September 12, 2019 INmune Bio, Inc. (NASDAQ: INMB), a clinical-stage immunology company focused on developing treatments that reprogram the patient’s innate immune system to fight disease, announced today that the United States Patent and Trademark Office (USPTO) has given formal notice of allowance to Patent Application Serial No. 15/776,061, titled “CANCER PREVENTION AND THERAPY BY INHIBITING SOLUBLE TUMOR NUCROSIS FACTOR”, which covers INmune’s INB03 Program utilizing dominant negative TNFα (DN-TNFα) technology for treating cancer.

“This is an important patent for INmune Bio, Inc. and provides exclusivity for use of our DN-TNFα technology for the treatment of cancer,” said Joshua Schoonover, Assoc. General Counsel of INmune Bio. “With the approval from the USPTO, and the positive indication of allowable subject matter in the international preliminary report on patentability for the corresponding international PCT patent application, published as WO/2017/106278, we expect this patent family should develop into global intellectual property rights.”

INMB has presented preliminary data from the Phase I trial using INB03 in patients with advanced cancer. The study demonstrated the safety of INB03 in cancer patients and showed that INB03 lowered IL6 levels – a biomarker that correlates with neutralization of soluble TNF.

“The inventors of this patent have made an important contribution to the field of cancer biology and cancer therapy,” said RJ Tesi, MD, CEO of INmune Bio. “With the successful completion of the Phase I trial, the company has already begun planning of a Phase II clinical trial in cancer patients where INB03 is used as part of combination immunotherapy.”

The allowed patent application is owned by the University of Pittsburgh and is licensed exclusively to INmune Bio, Inc.

About INB03

INB03, a novel dominant-negative TNFα inhibitor, is a selective second-generation TNFα inhibitor that neutralizes soluble TNFα (sTNFα) without blocking the function of trans-membrane TNFα or TNFα receptors. In animal studies, INB03 neutralization of sTNFα alters the immunobiology of the tumor microenvironment (TME) to improve tumor killing by decreasing populations of cells in the TME that protect the tumor from the patient’s immune system and immunotherapy - myeloid derived suppressor cells, T regulatory cells and tumor activated macrophages. The unique mechanism of action suggests INB03 may have safety and efficacy advantages over currently approved non-selective TNFα inhibitors in the treatment of cancer and other diseases.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB) clinical-stage immunology company developing therapies targeting the innate immune system to fight disease. INmune Bio is developing two product platforms, the DN-TNFα Platform and an Immune Priming Platform, as well as multiple products related to these platforms that reengineer the patient’s innate immune system’s response to disease.

In addition to INB03, the DN-TNFα Platform includes XPRO1595, a DN-TNFα protein biologic that targets soluble TNFα (sTNFα) and may have many beneficial effects in patients with Alzheimer’s disease by decreasing neuroinflammation; and NeuLiv, also a DN-TNFα protein biologic that may enable targeting of the underlying cause of non-alcoholic steatohepatitis (NASH), to help stop the disease and allow the liver to heal.

The Immune Priming Platform includes INKmune, which is a natural killer (NK) cell therapeutic that primes the patient’s NK cells to attack minimal residual disease, the remaining cancer cells that are difficult to detect, which often cause relapse.

INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and neurodegenerative diseases. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INBO3 is still in clinical trials and has not been approved and there cannot be any assurance that it will be approved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Contact

David Moss, CFO

(858) 964-3720

DMoss@INmuneBio.com

Media Contact:

Antenna Group

Holly Dugan

(201) 465-8019

INmuneBio@AntennaGroup.com

Investor Contact:

KCSA Strategic Communications

Valter Pinto / Daniela Guerrero

PH: (212) 896-1254 / (347) 487-6187

INmune@KCSA.com

3